Exhibit 99.1

31 July 2014
KENNEDY WILSON EUROPE REAL ESTATE PLC
ACQUISITIONS OF A FURTHER €120 MILLION OF IRISH ASSETS
Kennedy Wilson Europe Real Estate plc (“KWERE” or the “Company”), a LSE listed company that invests primarily in real estate and real estate loans in Europe (LSE: KWE), is pleased to announce it has entered into agreements to acquire the Elliott loan portfolio secured by assets in Ireland, and the Marshes Shopping Centre in Dundalk, Ireland, both of which will complement the Company’s existing Irish portfolio, for an aggregate consideration of €120 million.

Elliott loan portfolio
The Company (through a wholly-owned subsidiary) has entered into an agreement with Ulster Bank Ireland Limited to acquire the Elliott loan portfolio secured against a portfolio of 13 real estate assets, comprising primarily offices, industrial, retail and residential properties for an aggregate consideration of €75 million. These assets form part of RBS Capital Resolution.

Three of the underlying properties constituting the collateral for the loan portfolio comprise c. 90% of loan portfolio by acquisition value, and these include:
•                     The Times Building, a 67,000 sq ft, Grade A office building in Dublin City Centre with a 12 year WAULT to the Irish Aviation Authority, a semi-state body of the Irish Government;
•                     Herberton, a multi-family housing asset in Dublin 8 situated near St James’s Hospital, comprising over 150 apartments located across three blocks, which are currently 100% let; and
•                     Lakeland Retail Park, a 83,052 sq ft bulky goods retail park on the outskirts of Cavan Town, comprising six retail units and a drive through restaurant. The retail park is currently c. 91% let to a range of established tenants including Halfords, Heatons and Toymaster, with a c.12 year WAULT.

The assets within the Elliott loan portfolio have significant asset management opportunities to lease up vacant space, stabilise income through tenant re-gears, and re-position assets to maximize income.

The acquisition is expected to complete in early September 2014.

Marshes Shopping Centre, Dundalk, Ireland
The Company has entered into another agreement with Marshes Shopping Centre Limited to acquire the Marshes Shopping Centre in Dundalk, Ireland for an aggregate consideration of €44.5 million.

Completed in 2005, the Marshes Shopping Centre comprises 39 retail units and a food court, and is currently c. 93% let to a range of national multiple retailers including River Island, New Look, Clarks, Dorothy Perkins and Boots, with a WAULT of c. 6.8 years. The shopping centre provides a number of asset management opportunities across the existing scheme as well potential for further enhancement through development.

The acquisition is expected to complete at the end of August 2014.

Mary Ricks, President and CEO of Kennedy Wilson Europe, commented on the acquisitions:
“We are very pleased with our two new acquisitions. The Elliott loan portfolio is secured against a good quality mix of Irish properties strongly weighted towards the office, residential and retail sectors. These assets, along with the Marshes Shopping Centre, also provide for strong upside potential through interesting asset management plays and a relatively long WAULT.”

For further information, please contact:

FTI Consulting – financial public relations
Richard Sunderland/Dido Laurimore/                          +44 (0)203 727 1000
Nick Taylor:
kennedywilson@fticonsulting.com

About Kennedy Wilson Europe Real Estate plc

Kennedy Wilson Europe Real Estate plc is an LSE listed closed ended investment fund that invests primarily in real estate and real estate loans in Europe, initially in the UK, Ireland and Spain, and other European countries on an opportunistic basis. The Company's primary objectives are to generate and grow long-term cash flows to pay dividends and to enhance capital values by way of focused asset management and strategic acquisitions, with the intention of creating value for shareholders. The Company is externally managed by Kennedy Wilson, through a wholly-owned subsidiary acting as investment manager. Kennedy Wilson Europe Real Estate Plc is regulated by the Jersey Financial Services Commission. For further information on Kennedy Wilson Europe Real Estate plc, please visit www.kennedywilsoneuropeplc.com.

About Kennedy Wilson
Founded in 1977, Kennedy Wilson is a vertically integrated global real estate investment and services company headquartered in Beverly Hills, CA, with 24 offices in the U.S., U.K., Ireland, Spain and Japan. The company, on its own or with partners, invests opportunistically in a variety of real estate related investments, including commercial, multifamily, loan purchases and originations, residential, and hotels. Kennedy Wilson offers a comprehensive array of real estate services including investment management, property services, auction, conventional sales, brokerage and research. For further information on Kennedy Wilson, please visit www.kennedywilson.com.